EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Artesian Resources Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-78043, No. 333-31209, No. 333-05255) on Forms S-8 and registration statement (No. 333-88531) on Form S-3 of Artesian Resources Corporation of our report dated April 29, 2005, with respect to management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K/A of Artesian Resources Corporation.

/s/KPMG LLP


Philadelphia, Pennsylvania
April 29, 2005